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Exhibit 5.1

CONSENT OF ERNST & YOUNG LLP, CHARTERED ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-10) and related Prospectus of Angiotech Pharmaceuticals, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated November 7, 2002, with respect to the consolidated financial statements of Angiotech Pharmaceuticals, Inc. included in its Annual Report (Form 40-F) for the year ended September 30, 2002 filed with the Securities and Exchange Commission.

Vancouver, British Columbia	/s/ ERNST & YOUNG LLP
September 25, 2003

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CONSENT OF ERNST & YOUNG LLP, CHARTERED ACCOUNTANTS